As filed with the Securities and Exchange Commission on November 15, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PENDRELL CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	98-0221142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2300 Carillon Point

Kirkland, Washington 98033

(425) 278-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PENDRELL CORPORATION 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

ROBERT S. JAFFE

VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

PENDRELL CORPORATION

2300 Carillon Point

Kirkland, Washington 98033

(425) 278-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications should be sent to:

MICHAEL HUTCHINGS, ESQ.

DLA PIPER LLP (US)

701 Fifth Avenue, Suite 7000

Seattle, WA 98104-7044

(206) 839-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A common stock, $0.01 par value, under the Pendrell Corporation 2012 Equity Incentive Plan	39,308,801(3)	$1.11	$43,436,226	$5,925
Total:	39,308,801(3)	$1.11	$43,436,226	$5,925

(1)	Together with (i) an indeterminate number of shares of Common Stock that may become issuable under the Pendrell Corporation 2012 Equity Incentive Plan (the “Plan”), as a result of the adjustment provisions therein, and (ii) if any interests in the Plan constitute separate securities required to be registered under the Securities Act of 1933, as amended (the “Securities Act”), then, pursuant to Rule 416(c), an indeterminate amount of such interests to be offered or sold pursuant to the Plan.
(2)	Estimated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act whereby the per share price is the average between the high and low sales price reported on the Nasdaq Global Market on November 12, 2012, which average was $1.11.
(3)	Includes 1,356,255 shares of Common Stock that remained available for issuance under the Pendrell Corporation 2000 Stock Incentive Plan and were included in the shares authorized for issuance under the Plan and 37,952,546 shares of Common Stock that were included in the shares authorized for issuance under the Plan pursuant to the approval of the Plan by our shareholders at our 2012 annual meeting of shareholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 9, 2012, as amended by the Registrant’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2011, filed with the Commission on April 30, 2012, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2011; and

(c) The description of the Registrant’s Class A Common Stock set forth in the Registration Statement on Form 10, filed with the Commission on May 15, 2006, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all of the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances, including for liabilities arising under the Securities Act. The directors and officers of the registrant also may be indemnified against liability they may incur by reason of being a director or officer of the registrant pursuant to a liability insurance policy maintained by the registrant for such purpose. The registrant’s Articles of Incorporation and Bylaws provide for indemnification of the registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. In addition, the registrant has entered into indemnification agreements with its directors and executive officers that provide the directors and executive officers with indemnification to the maximum extent permitted by the WBCA.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The registrant’s Articles of Incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the registrant and its shareholders.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description

4.1	Pendrell Corporation 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to Pendrell’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 28, 2012)

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of DLA Piper LLP (US) (included in opinion filed as Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page)

Item 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses a(1)(i) and a(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on November 15, 2012.

PENDRELL CORPORATION

By:	/s/ Robert S. Jaffe
Robert S. Jaffe Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Benjamin G. Wolff, Thomas J. Neary and Robert S. Jaffe, and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution for him, and in his name in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, and any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 15th day of November, 2012.

Signature	Title

/s/ Benjamin G. Wolff Benjamin G. Wolff	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas J. Neary Thomas J. Neary	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Craig O. McCaw Craig O. McCaw	Chairman of the Board of Directors

/s/ Richard P. Emerson Richard P. Emerson	Director

/s/ Richard P. Fox Richard P. Fox	Director

/s/ Nicolas Kauser Nicolas Kauser	Director

/s/ R. Gerard Salemme R. Gerard Salemme	Director

/s/ Stuart M. Sloan Stuart M. Sloan	Director

/s/ H. Brian Thompson H. Brian Thompson	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Pendrell Corporation 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to Pendrell’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2012)

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of DLA Piper LLP (US) (included in opinion filed as Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page)